Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Equity Incentive Plan, the 2013 Employee Stock Purchase Plan, and the GlycoMimetics, Inc. Inducement Plan of GlycoMimetics, Inc. of our reports dated February 28, 2020, with respect to the financial statements of GlycoMimetics, Inc. and the effectiveness of internal control over financial reporting of GlycoMimetics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland

February 28, 2020